NYSE Amex Accepts Eastern Light's Plan to Meet Continued Listing Standards

SAN FRANCISCO, CA -- (Marketwire - July 30, 2010) - Eastern Light Capital, Inc. ("ELC") (NYSE Amex: ELC), a specialty lender organized as a real estate investment trust, announced today that the Corporate Compliance Staff of the NYSE Amex LLC (the "Exchange") has accepted ELC's plan to meet the Exchange's continued listing standards and has granted ELC an extension through November 8, 2010, to become compliant with the $1 million market value of publicly held shares standard, and thereafter, through November 7, 2011, to become compliant with the $6 million stockholders' equity requirement.

Importantly, as of July 29, 2010, ELC evidenced a market value of publicly held shares in excess of the minimum threshold for eight consecutive trading days. Notwithstanding, the Company plans to take additional steps to further increase its margin of compliance with the market value of publicly held shares standard.

"We are pleased with the decision by the Exchange to continue our listing and look forward to meeting the business goals established by the company in our plan," said Richard J. Wrensen, Chief Executive Officer of ELC. "The decision provides us with a reasonable timeline to achieve our objectives and become compliant with the listing standards."

ELC will be subject to periodic review by the Exchange staff during the extension period. While ELC expects to comply with all applicable requirements for continued listing on the Exchange within the applicable extension periods, there can be no assurance that it will be able to do so.

About Eastern Light Capital

ELC is a specialty lender, organized as a REIT that has invested in high yielding, mortgage loans located primarily in California. Until 2007, ELC was externally managed. Historically, only residential loans with a combined loan-to-value of 75% or less were originated for ELC's mortgage investment portfolio. Due to the suspension of ELC's mortgage banking business, unsold mortgages with a loan-to-value greater than 75% were transferred to ELC and are currently part of ELC's core portfolio. ELC is examining strategic changes to its existing business model and investment policies.

This document contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) that inherently involve risks and uncertainties. ELC's actual results, operations and liquidity may differ materially from those anticipated in these forward-looking statements because of changes in the level and composition of ELC's investments and unseen factors. As discussed in ELC's filings with the Securities and Exchange Commission, these factors may include, but are not limited to, changes in general economic conditions, the availability of suitable investments, fluctuations in and market expectations of fluctuations in interest rates and levels of mortgage payments, deterioration in credit quality and ratings, the effectiveness of risk management strategies, the impact of leverage, the liquidity of secondary markets and credit markets, increases in costs and other general competitive factors.

Contact:
Eastern Light Capital, San Francisco
Richard Wrensen
President and CEO
415-693-9500 x102
www.elcreit.com